Chembio Approved For Listing on NASDAQ
Stock to Commence Trading on NASDAQ Capital Market® June 7th

MEDFORD, N.Y. (June 6, 2012) -- Chembio Diagnostics, Inc. (OTCQB:CEMI.PK)(CEMI.PK), which develops, manufactures, markets and licenses point-of-care diagnostic tests, announced today that its common stock will commence trading on the NASDAQ Capital Market® on Thursday, June 7, 2012, under the ticker symbol "CEMI". Prior to the listing change to NASDAQ, the company's common stock will continue to trade on the OTC Bulletin Board under the current ticker symbol "CEMID”.

Lawrence Siebert, Chief Executive Officer of Chembio, commented, “We are pleased that NASDAQ has confirmed that Chembio has met all of their eligibility requirements.  We are confident that this NASDAQ Capital Market® listing will provide Chembio with a significantly expanded market for its securities, generating increased investor interest, which our Board of Directors believes will be in the best interest of all of our shareholders.”

About Chembio Diagnostics
Chembio Diagnostics, Inc. develops, manufactures, licenses and markets proprietary rapid diagnostic tests in the growing $10 billion point-of-care testing market. Chembio’s two FDA PMA-approved, CLIA-waived, rapid HIV tests are marketed in the U.S. by Alere, Inc. (formerly, Inverness Medical Innovations, Inc.). Chembio markets its HIV STAT-PAK® line of rapid HIV tests internationally to government and donor-funded programs directly and through distributors.  Chembio has developed a patented point-of-care test platform technology, the Dual Path Platform (DPP®) technology, which has significant advantages over lateral-flow technologies.  This technology is providing Chembio with a significant pipeline of business opportunities for the development and manufacture of new products based on DPP®. Headquartered in Medford, NY, with approximately 170 employees, Chembio is licensed by the U.S. Food and Drug Administration (FDA) as well as the U. S. Department of Agriculture (USDA), and is certified for the global market under the International Standards Organization (ISO) directive 13.485.

Forward-Looking Statements

Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended.  Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management.  Such statements are estimates only.  Such statements reflect management's current views, are based on certain assumptions and involve risks and uncertainties.  Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to Chembio's ability to obtain additional financing and to obtain regulatory approvals in a timely manner, as well as the demand for Chembio's products.  Chembio undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Chembio's expectations with regard to these forward-looking statements or the occurrence of unanticipated events.  Factors that may impact Chembio's success are more fully disclosed in Chembio's most recent public filings with the U.S. Securities and Exchange Commission.

Contacts:

Company Contact
Susan Norcott
(631) 924-1135 x125
snorcott@chembio.com

Investor Relations
LHA
Anne Marie Fields, Senior Vice President
(212) 838-3777
afields@lhai.com
@LHA_IR_PR

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